MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 1 Operator: Greetings and welcome to the MAXIMUS Fiscal 2018 First Quarter Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Lisa Miles, Senior Vice President of Investor Relations for MAXIMUS. Thank you, Miles. You may begin. Lisa Miles: Good morning, and thanks for joining us. With me today is Rich Montoni, Chief Executive Officer; Bruce Caswell, President; and Rick Nadeau, Chief Financial Officer. A number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions, and actual events and results may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-K filed with the SEC. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. Today's presentation may contain non-GAAP financial information. Management uses this information in its internal analysis of results, and believes this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. For a reconciliation of non-GAAP measures presented in these documents, please see the company's most recent earnings press release. With that, I'll hand the call over to Rick. Rick Nadeau: Thanks, Lisa. This morning, MAXIMUS reported solid first quarter results. As noted in the press release, the passage of the Tax Cuts and Jobs Act in the United States on December 22nd created significant benefits for MAXIMUS. As a profitable, high cash conversion business with the majority of our earnings in the United States, we have historically had a high income tax rate. The reduction of the corporate income tax rate will increase MAXIMUS earnings, including the benefit recognized in our first fiscal quarter. Starting with revenue, total company revenue for the first quarter of fiscal 2018 increased 3 percent over the same period last year. This was driven by the health services and human services segments, which offset expected declines in the U.S. federal services segment. Part of the increase was due to the strengthening of the British pound and other favorable foreign exchange movements in the quarter.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 2 Total company operating margin improved 70 basis points to 12.8 percent compared to the same period last year. Overall, the Tax Cuts and Jobs Act will have a long term favorable impact to our earnings and cash flow. Slide number four in our accompanying PowerPoint presentation illustrates how tax reform benefitted the first quarter of fiscal 2018 and impacts for the full year. The lower U.S. federal blended rate of 24.5 percent was the primary driver of reducing our effective tax rate to 24.9 percent for the first quarter of 2018 and GAAP diluted earnings per share of $0.89. For the full fiscal year 2018, we expect our effective tax rate to be between 26 percent and 28 percent. Let me crosswalk GAAP diluted earnings per share to what earnings would have been without tax reform. Reducing the U.S. federal income tax rate from 35 percent to 24.5 percent in the quarter reduced our income tax provision by $6.4 million before taking into account the nonrecurring items, including the reduction of our net deferred tax liabilities and the toll tax. Because of tax reform, we recorded a $10.6 million reduction to our income tax provision for a remeasurement of our deferred tax assets and liabilities due to the impact of lower U.S. federal tax rates on the reversal of differences between financial reporting and tax accounting. We also analyzed and recorded a $9.5 million increase to our income tax provision for the taxation of foreign retained earnings. This is also known as the toll tax as the U.S. transitions to a territorial tax system. Excluding the impacts from U.S. tax reform, diluted earnings per share would have been $0.78 for the first quarter of fiscal 2018. Lastly, it is important to recognize that the law also creates some negative impacts related to the deductibility of executive compensation and certain business expenses that will not impact us until fiscal 2019. Now I will speak to segment results, starting with health services. First quarter revenue for the health services segment increased 3 percent compared to the same period last year, driven by organic growth and favorable currency exchange rates. The segment includes a sizeable portfolio of contracts at varying stages of contract maturity, which helped contribute to the strong operating margin of 16.4 percent in the first quarter of fiscal 2018. We do want to point out that, year-over-year, the UK Health Assessment Advisory Service, or HAAS, contract also contributed to segment margin expansion. HAAS experienced improved efficiency, complemented by good service delivery. This resulted in a lower level of penalties and better margins for this contract in the first quarter of fiscal 2018 when compared to the

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 3 same period last year. As a reminder, HAAS is a cost reimbursable contract with incentives and penalties tied to maintaining key service level targets. I will now address the U.S. federal services segment. As expected, first quarter revenue for the U.S. federal services segment decreased 6 percent compared to the same period last year. As previously disclosed, this was principally due to some contracts that ended, including a subcontract for the Department of Veterans Affairs that ended in April of last year. On the bottom line, the U.S. federal services segment continues to execute well and delivered an operating margin of 12.6 percent, which is largely in line with the prior year. As I mentioned last quarter, our U.S. federal services segment was awarded temporary work as a subcontractor in support of disaster relief efforts in the wake of last year's hurricanes. We forecasted this temporary work based on facts and circumstances at that time. In late November, the agency notified the prime contractor that these support efforts should be reduced immediately. As a result, revenue from this work will be less than our initial forecasts. This, coupled with the recent loss of a rebid, has changed our revenue outlook for the U.S. federal services segment for the full year. We expect that revenue from the U.S. federal services segment will run closer to $500 million for fiscal 2018. We have successfully secured spots on some additional contract vehicles which will help us in the long run. While we are disappointed with some of the recent setbacks, we are committed to amplifying our business development efforts and have taken steps to make investments and secure fresh resources for these initiatives. For the human services segment, first quarter revenue increased 10 percent over the prior year. This was driven by our Australian operations and, to a lesser extent, favorable foreign exchange rates. Both of these more than offset expected revenue declines from the wind-down of the UK work program. As expected, operating margin in the human services segment was lower, at 5.8 percent, and unfavorably impacted by startup losses on some new contracts, as well as higher pass-through revenue in Australia. Moving on to the balance sheet and cash flow items, in the first quarter MAXIMUS delivered cash flow from operations of $37.9 million and free cash flow of $31.4 million. Days sales outstanding were 69 days at December 31, which is in line with our expectations and consistent with the prior year. At December 31, 2017, we had cash and cash equivalents of $196.9 million. In terms of capital allocation, we are committed to sensible uses of cash and a disciplined approach to cash deployment. The new U.S. tax reform law also improves our cash flows and increases the returns from our U.S. businesses.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 4 Irrespective of the new law, we were already committed to investing more in new digital and innovative technologies. This includes the related operating expenses of people and processes that will be required to enhance returns from these investments. The U.S. tax reform law will make these types of investment decision more compelling and encourage us to invest more quickly in order to take advantage of enhanced economic returns. I will wrap up my comments with guidance. For fiscal 2018, we are maintaining our revenue guidance of $2.475 billion to $2.55 billion, with a bias toward the lower half of the range. This is due to our lowered outlook from the U.S. federal services segment. As a reminder, we had previously expected revenue from the U.S. federal segment to be stronger in the first half of fiscal 2018. We now expect second quarter segment revenue to be lower compared to the first quarter of fiscal 2018, and expect that revenue from the first half and the second half will be about the same for the U.S. federal segment. It is important to remember that we operate a portfolio of contracts, and there are other puts and takes in the model that allow us to maintain our total company revenue guidance range at this time. As I mentioned earlier, with the benefits from tax reform, we now estimate our effective income tax rate for fiscal 2018 to be in the range of 26 percent to 28 percent. As a result, we are increasing our fiscal 2018 diluted earnings per share guidance by $0.35, to $3.30 to $3.50. While it is still early, we think it is useful to provide some tax rate insight for fiscal 2019. We currently estimate our effective income tax rate for 2019 should be in the range of 26 percent to 28 percent. While the U.S. federal rate is going down to 21 percent in 2019, some of the decrease will be negated by the unfavorable impacts related to the deductibility of executive compensation and certain business expenses. In addition to increasing our bottom line guidance for fiscal 2018, we are also increasing our cash flow and free cash flow guidance by $25 million. We now expect cash flow from operations for fiscal 2018 to be in the range of $225 million to $275 million, and free cash flow to range between $195 million and $245 million for fiscal 2018. Thank you for your continued interest. I will now turn the call over to Rich. Rich Montoni: Thanks, Rick, and good morning, everyone. We are pleased to open the year with another solid quarter. And as a result of tax reform in the U.S., we raised our earnings guidance for fiscal 2018.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 5 Let me start off today with the upcoming CEO transition. As we announced last month, I will be handing over the baton on April 1st, 2018. I am delighted that Bruce will succeed me as CEO as we work together to ensure a smooth transition. The time is right for me to move to a new role, and I am confident that Bruce is the right person to succeed me as CEO and guide MAXIMUS in the future. So, let me turn the call over to Bruce to talk about some of the initiatives we have underway. Bruce Caswell: Thank you, Rich. On behalf of the management team, we offer you our most sincere appreciation for your leadership over the last decade. Many accomplishments were achieved during your tenure as CEO, including helping governments implement major reform efforts, expanding into new geographies, divesting non-core businesses, implementing the structures and processes to better manage enterprise risk, and incorporating acquired solutions and skill sets. Your vision helped transform MAXIMUS into a highly focused, preeminent partner to governments around the globe. It's an honor to lead the team as we keep this remarkable momentum moving forward and continue to drive shareholder value. While I look forward to sharing more about my initial priorities and agenda on our next earnings call in May, this morning I wanted to provide some color on two key areas that we've been working on over the past two years that are core to our future. These are digital transformation and clinical evolution. From the big picture perspective, we recognize that we operate in a changing and competitive world. Our clients rightly expect continual evolution and innovation, and we are constantly seeking ways to create more efficiencies and improve service delivery. So, today let me briefly touch upon how MAXIMUS is already transforming to meet the demands of our clients. The first is digital transformation. This is a cultural shift as we think about digital disruption within the government services market and new models for engagement and efficiencies. We are implementing a roadmap across all of our markets looking at the pace of digital adoption and the impact of various digital enablers. While governments have been traditionally been slower to adopt digital technology solutions than other industries, we are seeing their appetites increase. Our clients are at various stages of digital maturity, and we're leading and shaping the market. We are helping our clients define and operationalize where digital technologies and innovation can have a meaningful impact in their prograWe have positive momentum with market-leading applications, performance analytics, and technology. While digital consumer engagement has been an early priority area for government, our digital solutions go beyond this.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 6 Advanced analytics play an increasing role in modeling our solutions and optimizing the outcomes we deliver. Digital automation, such as next generation interactive voice recognition and process automation, allows us to continue to drive efficiencies and improve the quality of our operations. These efforts enhance our competitive position and improve our overall service delivery across our operations, particularly when delivered through our shared services centers, which we've been building over the last two years. With the benefit of U.S. tax reform, we fully intend to invest more capital and resources in implementing our digital strategy going forward. Some of these investments will bring our capacity for innovation in delivery to the next level. For our current clients, we continue to seek opportunities to introduce digital technologies to streamline and improve the programs we operate so we achieve the outcomes that matter most to them. Beyond protecting our base through practical innovation, this transformation allows us to also pursue and develop digital offerings that will provide new revenue streams and help drive long term growth. The second area that's of particular interest and priority is what I refer to as our ongoing clinical evolution. While operating customer contact centers and providing case management services will remain a foundational element of our business, we see macro trends that drive demand for BPO services with more of a clinical dimension. Health care costs continue to rise. People are living longer and more people are struggling with chronic conditions, diseases, and comorbidities. At the same time, there are a wide range of health conditions that are preventable through healthier lifestyles. Further, when we look closely at the social determinants of health outcomes, opportunities emerge where MAXIMUS can help our clients address these challenges with solutions that are strengthened with our growing clinical expertise. In the past five years, we accelerated our clinical evolution through a focused strategy on programs related to assessments and appeals, as well as through acquisitions such as Health Management and Revitalised in the United Kingdom and Ascend in the United States. This allowed us to further develop our portfolio by adding occupational health and digital well-being, disability assessment services, and assessments related to long term services and supports. As our assessments and appeals business has expanded, we've seen a shift in our workforce. Our teams of health care professionals tend to bring a higher skill set and longer tenure. This knowledge and stability strengthen our competitive position and create a stickier service offering for our clients.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 7 So, from my perspective, these are two areas that excite us today and are the priorities of tomorrow. It's important to note that digital transformation and clinical evolution are not mutually exclusive. We see opportunities that will require expertise in both. For example, telehealth is an area where MAXIMUS could further infuse digital technologies into our core clinical assessment and occupational health offerings. Our digital engagement strategies help governments and employers improve health and wellness and extend healthy independent living for their populations. This is just one example of how we can use health-related technologies backed by clinical expertise to help our clients address the rising costs of health care. Looking ahead to the future, we envision that digital transformation and clinical evolution will play a key role in our previously articulated three point growth strategy, which remains at the heart of long term growth. First, we want to continue growing in our current core markets. Second, we want to move into adjacent markets and geographies. And finally, we want to continue to incorporate new platforms for growth. As with any guiding strategy, it will naturally evolve so that we can meet the needs of our clients and capitalize on emerging opportunities in dynamic global markets. I look forward to providing more about my long term vision as part of future earnings calls. Before I turn it back over to Rich, let me give you a brief update on some of our operations. We just wrapped up the most recent open enrollment season under the Affordable Care Act. As you may recall, it launched with a bit of a bang, with higher call volumes likely due to consumer confusion over the status of the program. However, as open enrollment progressed, it was business as usual. Moving on to our U.S. federal operations, there is no doubt that we've gained credibility and respect as a trusted contractor within certain agencies, but we recognize that there is more work to be done. Many of you already know that the federal government procures a significant amount of work through pre-competed contract vehicles as opposed to full and open competition. The government issues task orders under each vehicle. And only those vendors who hold a position on the vehicle may bid as a prime, so it's important to be on the right vehicles. As Rick mentioned, we recently secured positions on two new federal government acquisition vehicles. The first is the GSA IT-70, which is the largest and most widely used vehicle by the U.S. federal government. And the second is Alliant 2, an important next generation government wide vehicle. Given the challenges in a tough U.S. federal environment, including the ongoing

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 8 pause, we are making some important changes as we continue to position MAXIMUS as a more meaningful player. We've had some disappointments with some contracts that have come to an end. We recognized the need to amplify the U.S. federal services segments' sales and business development efforts, and we're dedicating additional resources to follow and shape longer term opportunities driven by emerging customer priorities. We firmly continue to believe that there remains opportunities to drive our core capabilities further into the federal market. And with that, I'll turn the call back over to Rich. Rich Montoni: Thank you, Bruce. Let's move on to new awards and pipeline. During the first quarter of fiscal 2018, we signed $1.2 billion of awards and we were notified of award on another $236 million worth of contracts. This brings the total year-to-date awards to approximately $1.4 billion, overall a solid quarter and a good start for fiscal 2018. Our pipeline at December 31st increased to $3.2 billion, of which approximately 55 percent is tied to new work and reflects opportunities across all three segments in all of our major geographies. In closing, I offer my appreciation to the MAXIMUS management team and our employees. It is with great pride that I look back at what we've accomplished together, and it has been a pleasure to work with such a talented group. And with that, we'll now move on to Q&A. Operator? Operator: Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue. We ask that you limit your follow up questions to one so that the others may have an opportunity to ask their questions. You may reenter the queue by pressing star-one. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions. Our first question comes from the line of Richard Close with Canaccord Genuity. Please proceed with your question. Richard Close: Great. Thank you. First of all, Rich, it's been a pleasure working with you over these years, and congratulations. Going forward, I wish you the best of luck.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 9 Rich Montoni: Thank you very much, Richard. I do appreciate those kind words. Richard Close: I was wondering, Bruce, if you could talk a little bit about the digital transformation and clinical evolution. That was a good introduction there. And I'm wondering, on digital transformation, how you think about revenue growth versus maybe margin improvement for you, and then on clinical evolution and the BPO there, when you would think we could see, you know, revenue generation from that effort. Bruce Caswell: Sure, I'd be happy to, Richard. And thank you for the question. You know, I'd frame this by saying, like I said in the prepared remarks, this is an area that we've been working on for several years. We've referred to the digital transformation as MAXIMUS Digital Services, and it's had kind of both of the components that you've mentioned. On the one hand, our primary emphasis from digital has been to meet and address and in fact be in front of customer needs as it relates to largely consumer engagement. So, we've spent a lot of time refining and building capabilities for the websites that we develop and the mobile applications and so forth that power our programs. But it's also fair to say that, to some degree in the marketplace, those over time have become table stakes, and you need to be able to do more. So, we've really focused our digital strategy primarily in the near term on operational efficiency and operational improvement. So, that would speak more to your category of, you know, margin enhancement, and I would say the ability to ensure that we deliver on, you know, the first prong of the three-pronged growth strategy that we outlined, which is ensuring that we're protecting our base and growing from our base. So, some of the examples of things, without giving too much away, that we've been focused on include using advanced analytics in the way that we develop our solutions; using advanced analytics in the way that we manage our workforce to address areas like attrition, since labor is our largest cost; ensuring that, as we look at our processes, we take advantage of opportunities to automate processes. So, that'll give you a little bit of a flavor of where we've focused from that dimension. I think over time clearly the intent is to ensure that digital solutions can help us address the second and even third prongs of the growth strategy, so our ability to move into adjacent markets and even new growth platforms. And without, again, you know, giving away too many of the cards here, I would say that the example that we talked about, about telehealth being something that brings together both digital transformation and clinical evolution, is exactly that.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 10 It's something where you can extend your capabilities not just to provide assessments or monitoring capabilities or enhancements to well-being or occupational health offerings, but it's something where you can expand into other markets that historically have been--not been addressable. So, that's--I would say that becomes the second priority, but something that we evolve to by building the digital capabilities or building those enablers over time. The clinical evolution piece, you had asked at what point do you see that becoming revenue generating. The reality is assessments and appeals are not something that's new to us. We've been at it for some time. And in fact, we can attribute about $475 million of our revenue in the last fiscal year to the assessments and appeals business. So, my perspective is that there is more white space out there. The market dynamics are such that the demand for independent medical reviews and evaluations and peer review and quality monitoring, as some examples, portend well for a nice, robust clinical capability and the growth of our assessments business. So, I would expect that, from a revenue generation perspective, we will continue to have that be the focal point of the clinical evolution and furthermore, obviously, seek to grow off of that base that I mentioned just a moment ago. Richard Close: My follow up question would be for Rick. If you can, just update us on the startup expenses, how--you know, what that was in the first quarter, how that's tracking. I think you said $0.12 when you initially gave guidance for the year, and just give us an update there so we know where we are in that process of startup expenses. Rick Nadeau: Yeah, Richard. Thanks. Yeah, we had some this quarter. And yes, I think the number we gave you last time is still a good number. I think there'll be a bias toward Q4 on that, and then Q3 will be bigger than Q2. So, I think it's going to be more back loaded. But yes, we've been incurring them throughout the year. Lisa Miles: Thanks, Richard. Next question, please? Operator: Thank you. Our next question comes from the line of Charlie Strauzer with CJS Securities. Please proceed with your question. Charlie Strauzer: Hi. Good morning. Rich Montoni: Good morning, Charlie. Charlie Strauzer: Rich, I wanted to echo the same thoughts. It's been a pleasure working with you over the many years we've been working together, and I wish you the best. And on that

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 11 note, just wanted to kind of get a sense of what your next role might entail and, you know, kind of expand more on what you--what your plans are. Rich Montoni: Well, Charlie, I'm glad to talk about that, and I do appreciate the commentary. It's been mutual. While you've enjoyed it, I've enjoyed it. So, thank you very much for the kind words. In terms of my ongoing role with MAXIMUS, in addition to remaining on the Board of Directors, assuming that's affirmative with the vote coming up in March, will be really providing support and advice to Bruce and, again, under the title of a Special Advisor to the CEO. I would say that this CEO transition process has been one that's been very much in the forefront of the Board of Directors' focus. They take their responsibility as it relates to succession planning very, very seriously. And I think we've worked really hard to come up with an optimal transition plan, and part of that is my ongoing role as an advisor and director. And the primary goal here really is to provide a seamless transition of Bruce into the CEO role. In that--in the capacity of an advisor, I will focus, obviously, on providing support and advice to Bruce as is necessary. In addition, I think a natural area for me to provide assistance would be in the M&A area. As you know, we have a very active M&A program. It's an integral part of our growth strategy. And I think this is an obvious area where I can continue to provide value to Bruce and his team, particularly in the early stages of M&A. This would include identifying and cultivating some potential target opportunities. And I think this could help Bruce, and Rick as CFO, perhaps accelerate the pace around strategic M&A. The last area where I expect I will continue to provide value would be in relationship to my involvement with trade associations. Most notably, as you may know, I'm Chairman of the Northern Virginia Technology Council. That's an organization that happens to be--it's the largest technology council in the nation. It serves about a thousand members, and these include folks from all sectors of the technology industry, service provides, universities, foreign embassies, nonprofit profit organizations, and government agencies. So, I think it's a good relationship and connectivity for MAXIMUS, and I'll work to help make whatever connections are helpful to MAXIMUS in that context. Hope that helps, Charlie. Charlie Strauzer: Oh, definitely. Thank you.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 12 And just a quick follow up, if I could, just switching to the backlog and pipeline. You had a fair amount of signings in the quarter. Usually when you see that, you know, the pipeline number typically drops, but you actually grew it by about $800 million. Can you give us a little bit more flavor as to do you think maybe the pause is starting to lift a little bit there? Rich Montoni: That's really a good question. And when I think about pipeline and what it all means, I think you need to consider not only the static measure of the level of pipeline but other dynamics that interface very much with pipeline. And ultimately, we all look at these data in terms of what's it mean to growth and future growth and potential. And when I think about pipeline and the related variables to pipeline, I have the following thoughts. One, I'm really pleased that the team has been able to not only deliver what I think is a very respectable amount of recurring work, so I think our win rates in that regard are in line with the industry norms. And yes, we have occasional losses that we'd otherwise like to have won. That's always going to be the case. But net-net, I think we are doing well on the win rate category with rebid work and with new work. So, I don't think it's a win rate issue. I think the teams have been doing a good job to replace work that we've converted out of the pipeline into recurring work or new work, so I'm pleased with the ability to refill the pipeline. I think the real challenge has been, particularly as it relates to new work in the pipeline, converting that pipeline into real new work, or what you might call the adjudication rate. Think converting--think conversion rate. And I think that's really been the challenge. I think the underlying root causes to that are multiple. I think one is clearly the new administration and--in the U.S. federal side of things, the U.S. administration, and there's some trickle down impact to the states in that regard. Secondly, I think we're seeing more protest in our industry, which is really prolongating what we think are some really good new win opportunities. And it's prolonging the time it takes to convert those to real wins and to real work. And also, I just think longer procurement cycles, especially in the federal space, is really impacting this adjudication rate. The other factor to consider is the attrition rate. And that's existing work, work we did this year. What's the likelihood that it's going to repeat next year? And that--you always have to replace that work that attrites. You're always going to have 5 to 10 percent runoff. It's normal in the industry. And it's been higher in the last couple years than we'd like to see, still within the industry norm, but we've had some isolated losses that we'd like to not have lost in the normal course. And I think that's a factor in all of this as well. And as you know, we constantly--we work day in and

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 13 day out to minimize that attrition rate and to work on the adjudication rate. Those are my thoughts on pipeline dynamics, Charlie. Charlie Strauzer: Thank you. Rich Montoni: You bet. Lisa Miles: Thanks, Charlie. Operator, can we have the next question, please? Operator: Yes. Our next question comes from Dave Styblo with Jefferies. Please proceed with your question. Dave Styblo: Sure. Thanks for the questions. And of course, Rich, I'd echo that too. I've really enjoyed the time we spent together. Rich Montoni: Thank you, David. Dave Styblo: You bet; a couple questions. The first one if you guys could give me a--help us better understand the bridge to guidance for the increase to $0.35. It looks like $0.11 of that might be upside that wasn't contemplated in guidance before from tax reform. So, that leaves you with $0.24 for the last nine months of the year that are actually in calendar year '18 that I guess I would assume would have the actual U.S. tax reform benefit. That seems a little bit low to me, given your business mix and what I would have thought. I want to understand if--number one, are you guys--is the gross up actually higher than that and you're making accelerated or more investments to the--to what you've just talked about there, Bruce, in those couple of segments, and so that's offsetting some of the upside, or are there some mechanics around there where perhaps you're just not benefitting as much as I would have thought you would have from tax reform in the--? Rich Montoni: --Yeah--. Dave Styblo: --Calendar year '18 part? Rich Montoni: Got it, Dave, and a good question. And unfortunately, I think we've going to have to pull you down into the murky area of tax math. And we're going to leave it up to Rick Nadeau to clarify that one. But--and he can also talk about the fact that we do in fact have planned investments to actually move forward the initiatives that Bruce Caswell spoke of. Rick Nadeau: Yeah.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 14 Rich Montoni: Rick? Rick Nadeau: Thanks, Dave. I mean, I think the first thing you got to remember on the tax reform is that about 20 percent of our income comes from international operations, and they don't benefit from the U.S. tax reform. The other thing and--is that this blend--the Tax Reform Act created a 21 percent tax rate starting on January 1, but it's a blended rate for the full year. So, what the IRS has done is published a 24.5 percent federal income tax rate for companies at our fiscal year September 30 year-ends. I think also one that's going to cost you maybe a percentage point or so is that the state tax deduction that you get for federal purposes is smaller when the tax rate in the federal government is lower. And so, I think if you put them all together, I really think we got a number that made sense to us. The way I do the math--and I can do it either on the quarter or for the full year, but let me do it on the quarter. I think if you look at it, we have 79.8 percent--$79.8 million of pre-tax income. You should get about a 13 percent pickup on that. That's your 35 percent tax rate for federal minus your 21 percent for the Tax Reform Act, and then the one--take off one percentage point for state. And then you figure you only got the benefit for three quarters of the year because the Tax Reform Act kicked in on January 1. And then you take off, let's say, 18 to 20 percent for international. And I think that's how you get to $6.4 million that's on slide four. Does that help? Dave Styblo: I think so. And so, it sounds like you are not making incremental investments as part--guidance does not contemplate incremental investments compared to what you guys were previously thinking. Is that fair? Rick Nadeau: Well, I think that we will--what I said in my script, I think, you know, we all firmly believe. We had investments built in. The Tax Reform Act helps you get to a--better mathematics. You're going to get a better return on the investments that you have because the U.S. federal government's participation in your earnings are less, but you also have paybacks in there and you also have timing. So, I mean, I think it's complicated calculus. But I think we're pretty comfortable with the guidance that we gave you and staying where we were after adjusting for the tax impact. Dave Styblo: Okay.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 15 And then you guys did a good job here of explaining a little bit more the causes and root causes of the pause. I guess I sensed you were just a little bit disappointed, especially on the U.S. federal side. And certainly, these efforts around digital and clinical are efforts to I guess help that segment and perhaps some of the other ones too. But I'm curious. How do you measure investments that you're putting into that business against an ROI which you may have been able to track in the past for perhaps investments that you've done to build out these two categories? Because certainly you've made some progress on them before, but I'm just curious how you think about the investments that you put forth here versus the return that you can get in the subsequent quarters or years. Rich Montoni: I'm going to comment on this. And then Bruce, I think you can chime in. But when we look at investments, in investments there is a--there's a broad range of investments. It could range from a pure acquisition. And I think in the past, and I'd be glad to do it, repeat it, but we have what I think are very criteria in terms of many, many attributes, but strong criteria when we consider an acquisition. As it relates to internal type investments and the form of these investments, they can be partnerships. They can be licenses with firms. They could be training. They could be new hires, and all of the above. And frankly, it is all of the above as it relates to the clinical and the MAXIMUS digital services initiatives that Bruce--of which Bruce spoke. And I think the biggest--the criteria that we focus on, we would have client by client analysis. We will look at basically what does it mean to--what's the marginal impact to this contract revenue or contract cost, and hence if we can meaningfully move the revenue line or the operating income line. And as Bruce spoke earlier, most of our initiatives are more focused on the cost to operate line. So, we would look for something that meaningfully impacts our ability to deliver better or same services at a lower cost. I don't think we have any rock solid it's got to move it 1 percent, 2 percent, 5 percent. But I will tell you 5 percent reduction in cost is a very compelling number which gets our attention. And we do have some that promise even greater cost efficiencies. So, that would be my reaction. Bruce, anything you'd like to add? Bruce Caswell: I agree completely. Just picking up where you left off, you know, most of the kind of call it internally facing transformational investments for digital technologies, you would expect to see an ROI from them in most--well, the one that I'm thinking of in particular related to process automation would be within 90 to 120 days of implementing the investment and it could

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 16 deliver cost improvements, on particular projects where it's implemented, in the range of 5 percent or north, as Rich had mentioned. So, that's a fair metric for those types of investments. I'd also pivot back to your comment on federal and just note, as we commented on earlier in the call, that the win on the IT-70 contract and also the Alliant 2 contract are quite substantial. And they were made possible by the prior investments, in particular the combination with Acentia. Had we not combined with Acentia and had all of the presence in the many agencies, the quals and the vehicles, we wouldn't have been able to qualify for Alliant 2. And Alliant 2 is quite--it's a big contract. It's a--61 firms have been awarded positions, but it's unrestricted and it has a $50 billion funding ceiling. It's a five year base plus a five year option. So, it will be a contract of choice for many federal agencies on a go-forward basis. And in fact, we had seen indications that some agencies that historically had awarded through full and open competition fully intend to pivot to Alliant 2 in the future. So, it was really critical that we get on that. So, how you measure the ROI from that, right, it all traces back to combining with Acentia and giving ourselves that position on what will now be a decade's long vehicle. Dave Styblo: Right. Okay, so help on the margin as well as some of those new revenant opportunities, it sounds like. Bruce Caswell: Correct. Rich Montoni: Correct. Thank you. Lisa Miles: Thanks, Dave. Next question, please? Operator: Our next question comes from Matthew Gillmor with Robert W. Baird. Please proceed with your question. Matthew Gillmor: Hey, thanks for the question. And let me echo the congrats to Rich and Bruce on the new roles. Maybe starting with the federal segment, first, can you give us some sense for the contract that was lost to rebid, sort of what that was? Was there any dynamics around that to note? And then second, you also mentioned in the federal segment there were other contracts that ended. And you've talked about the VA contract last year, and then you also mentioned the disaster relief efforts ending sooner. But outside of those two, were there other federal contracts to call out, or was that the bulk of the activity that ended?

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 17 Rich Montoni: Well, Bruce is--Bruce and I are going to tag team on this one. So, Bruce, why don't you take the first one and speak to the one loss that we mentioned in the call? Bruce Caswell: Yeah. The loss that we mentioned on the call actually was isolated to a single agency. And it's actually an--it was interesting. It was a piece of work that we had a component of but that was expanding to incorporate the work of another contractor as well. So, it wasn't a pure, if you will, kind of one-for-one loss of existing business. Importantly, that ultimately was awarded on price. Although the--you know, the primary criteria as part of procurement was best value, this is an agency that has had tremendous budget uncertainty over the course of the last couple of years, and the buying criteria changed dramatically. You know, the buyer put less emphasis on historical knowledge of our workforce and the ability for them to provide continuity at a period when we felt that's very essential for this agency, and instead chose to award at a lower price with a different composition of the workforce. Subsequent to that, we have been in conversations with them about ways that we can help augment their team going forward so they don't have a--complete discontinuity in the caliber and depth of the resources. So, we would fully intend to recover a portion of the revenue from that loss, but those are ongoing discussions with that client. Rich Montoni: That's a stay tuned type situation. I'm going to add to that and just make a commentary as it relates to the other federal contracts that we've talked about in the past that represented work we had that went away. And you need to keep this in mind. I talked earlier about attrition rate, and there are several things that drive the attrition rate. You've got change orders. You've got things that go in-house. You've got rebids at lower rates. You have--sometimes we no-bid situations. You have startup losses, etc. And most notably, you have some work that just, in the normal course, doesn't repeat. And we had two of those last year--in the last two years. One we spoke about, I think in the last quarter, and that was some work we did for FEMA as a subcontractor that related to disaster relief from the hurricane we experienced this fall. Naturally, that type of work ebbs and flows. In addition, last year we had a lot of work in our federal business that related to a VA program that the VA decided to basically terminate, and we lost a fair amount of work relative to that. Matthew Gillmor: Okay, that's helpful. Thank you.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 18 Rich Montoni: You bet. Matthew Gillmor: That--so, did I interrupt you? I'm sorry. I didn't--. Rich Montoni: --No. No. Matthew Gillmor: Okay. Maybe one on the M&A environment. And I think last call you'd mentioned that getting beyond tax reform could help some--get some deals over the finish line. So, just curious to get your updated views on the M&A environment and the opportunities you're looking at, and if we'd expect to see some inorganic opportunities cross the finish line now that tax reform is done. Rich Montoni: Yeah, I think this. I think the tax reform dynamics perhaps may have been holding things up. Now that tax reform is behind us, I think it clears the table of that issue. We still see opportunities of interest. I'd say that the deal flow is, I'll say, average. I don't think it's excessive. I would say the environment is such that, at least up through this point in time, prices have been, I'll say, hearty. So, we need to be extra cautious to make sure that things have synergistic attributes, whether they're revenue synergies or cost synergies or a combination of the two. That's how I would describe the overall M&A environment. But I do think we have real opportunities available to us, and we're very active. Matthew Gillmor: Okay. Thanks very much. Rich Montoni: You bet. Lisa Miles: Thanks, Matt. Next question, please? Operator: Our next question comes from Jamie Stockton with Wells Fargo. Please proceed with your question. Jamie Stockton: Good morning. Thanks for taking my questions, and congratulations to Rich and Bruce. I guess I'd like to focus on the digital commentary. I think that that's very intriguing. My first question is whether you see more opportunity there are the federal level or at the state level. Just to start out with your thoughts there would be great.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 19 Rich Montoni: All right, Jamie. Well, first off, thank you for the kind words. Appreciate that on my behalf and Bruce's behalf. And we're going to ask Bruce to answer this question as to whether or not we see more opportunity in the federal or state level relative to the digital initiative. Bruce Caswell: Sure. You know, Jamie, I would say I don't really make a distinction in the sense that the--as we said earlier, the primary objective initially of the digital enablers that we're investing in is to really, you know, infuse and transform the BPO solutions that we offer our clients. And I can think of examples where we're doing that for federal clients with new technologies for our call center operations, or I can think of the ways that we're going to be doing that for our U.S. health clients here domestically. And I can think of examples of ways that we're progressing automation initiatives that really cross both areas. So, I think it's a balanced application, if you will, of digital transformation capabilities, and something, actually, that's also global in nature. We talked at some length about how the--both the clinical evolution and the digital transformation kind of come together in areas like telehealth or tele-assessment, tele-monitoring. And those have--we think those digital trends have global dimensions, because there are a number of countries that are really putting a big emphasis and focus on major public health crises like diabetes and hypertension, often which go hand-in-hand, and also the crisis that many governments face in enabling their aging populations to live independently. So really, I think this is--hence, this is way they become big priorities for us, because they're not specific to one sector or another. Rich Montoni: I would add to that. I think this. I think it's very, very early days as it relates to helping governments use new technology. And there--there's a lot of new technology out there that's getting a lot of attention. And at the state, local, U.S. federal level and international level, there's a lot of talk about this new technology and what it has to offer to citizens. But it's early days, and we're going to see some of this technology prove out to be very advantageous for our clients. And there'll be other technologies that will not be advantageous. So, Bruce and the team have gone through a very extensive process to identify those that we think are most promising. We're not going to share that with you for competitive reasons, but we're excited that we've managed to sort through the universe of all the new technologies that are out there and identifies those that we think are most interesting to our clients. And we're in the process of introducing these new solutions and infusing this technology into our existing business process outsourcing solutions. But it's early days. Jamie Stockton: Okay, that's great.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 20 And maybe just one more follow up on that. You know, I think with some of the stuff you've already done with your call centers, like the IVR technologies that you're trying to use to enhance productivity there, you know, you guys licensed some technology, and so you kind of have it in-house and the ability to leverage it. As I think about something like telehealth, is that something where, you know, you would also look to have an in-house capability, you know, clinicians who are doing encounters and whatnot, or, you know, are we more likely to see you partner there and, you know, maybe use a third party platform to enhance what you're able to do for clients? Bruce Caswell: It ultimately, Jamie, depends on the use case. But I would say, again, without giving away too much competitive intelligence here, my primary goal would be for us to have an in-house--a captive in-house capability. And that's been at the heart of some of our investment decisions over the course of the last couple of years, because we think there's a logical extension. When you look at some of the platforms that we already use for some of our solutions, and they have been approved from a security perspective and a functional perspective to conform with the requirements of a number of countries as it relates to telehealth delivery, it's a logical adjacency, right, to then use and leverage, with modest additional investment, those platforms for the delivery of that capability. The clinicians is more of a--just, again, a question of what kind of clinicians do you need. Our model generally is to have a combination of clinicians that are full-time employees, as well as, you know, 1099's depending on, again, the use case, the market, the type of application we're talking about. So, that's not, you know, a critical distinction in terms of how that's delivered. And I'll just caveat the entire answer by saying that, as the market continues to evolve, you know, we are very dynamic in the way that we respond. And so, if there are opportunities to partner with third parties in certain areas where we want to continue to, you know, enrich our offerings and get into other adjacencies, we certainly would give that consideration as well. Jamie Stockton: Thank you. Bruce Caswell: You're welcome. Rich Montoni: Thank you. Lisa Miles: Thanks, Jamie. Next question, please?

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 21 Operator: Our next question comes from Brian Kinstlinger with Maxim Group. Please proceed with your question. Brian Kinstlinger: Great. Thanks. Rich, it was a pleasure working with you for over a decade, and I want to congratulate both you and Bruce. Rich Montoni: Well, thank you very much, Brian; mutual. We very much enjoyed the opportunity to work together, and thanks for the kind words. Brian Kinstlinger: Yep. So, I missed some of the call. But on human services, you noted the 5.8 percent margin was impacted by startup cost. Can you give us a sense for at what point you get back to where you were a year ago, which is 9 percent? Does that happen by the end of the year based on the startup cost that you see? Rich Montoni: Rick Nadeau is anxious to answer that one, Brian. Rick Nadeau: Brian, I think those startup costs will run throughout the year and into next year. I think, though, if we take those startup costs--those startup losses, if you will, and then add them back, then we're not far from that more normal margin that you talked about in your question. So, you know, I think that that is the reason the margin's coming in as low as it is. But we have several contracts in startup, and that's good. That's expansion of the business. But we will continue to incur those losses throughout the year and a little bit into next year. Brian Kinstlinger: Great. I'm going to keep you busy, Rick, because you haven't got to answer enough questions. So, on HAAS, we're coming up on the option period. So, I'm wondering how that impacts the margins of the business and if there--if there's any expectation that we should think about of how margins fluctuate throughout the year, you know, some seasonality in any given period. Rick Nadeau: It's a good question. And I think as we've talked previously, you know, a contract goes through its maturity phase, and we start a new contract period on March 1 of 2018. I think we've said previously that, you know, we bid this contract within our normal range of margins. And so you would expect that, in the early parts of that first contract period, we would be at a lower rate of operating income than we are as we're coming into the end of the contract period as we, you know, have introduced innovations, as we've trained the workforce, as the workforce has got more experienced, you know, etc., etc.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 22 So, you know, we will, as we start a new contract period, start that cycle again. We'll have a-- you know, a moderation of that operating income margin. We did, again, stay within our normal range as we, you know, analyzed this and went through the pricing discussions with the customer, but that process will start again in March. Brian Kinstlinger: Great. Thank you. Rick Nadeau: Yes. Lisa Miles: Next question, please? Operator: Our next question comes from Frank Sparacino with First Analysis. Please proceed with your question. Frank Sparacino: Hi, guys. I wanted to go back, Bruce, to a comment you made early on in the call just in terms of the assessments and appeals business, the size of that. I guess maybe two questions. So, first, is that--I assume the vast majority of that revenue is really on the assessment side, particularly on the disability assessments. And then secondly is, you know, when I look at assessments, particularly the LTSS, you know, I don't know how large of a business that is today. But, you know, curious sort of where you think that opportunity is. How large of a business is still untapped out there in that regard? Thanks. Bruce Caswell: Sure. Sure, Frank, happy to address both of those. You are correct that the assessments' revenue outweighs the appeals revenue for two reasons. One is, obviously, appeals are always going to be a subset of assessments in a way, if you think about it. There are volumes of assessments done and not every one ultimately generates an appeal. But the assessments business is, you know, weighted by the disability assessments that we do, in particular in the United Kingdom. So, as it relates to long term services and supports, I've been really pleased with the--kind of the growth and evolution of that market. And I guess what I'd say is there are kind of two components. There's traditional, if you will, assessments related to Medicaid long-term care, managed long-term care, which is a market that we serve primarily, I'm going to say, in the Northeast presently. And as more and more states move--continue to move their long-term care populations into managed care, we would expect that market opportunity to continue to grow. This is a little bit also related to the duals, the duals that are in special needs program. The dual eligibles, you may recall from prior years, is a population that we served pretty extensively under

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 23 the demonstration programs. And to the degree that they continue to be a population that states and the federal government want to shift into a managed care capitated model that will similarly drive demand for the types of assessments that we would be capable of providing. The other dimension of long term services and supports assessments, of course, relates to the work that we do through our Ascend subsidiary, and that's for the preadmission screening residency review, supports intensity scale assessments. And I would just comment that we've seen a robust pipeline in that business. We've been very pleased with the pipeline and pleased with our progress converting that pipeline to new business. And it seems there's a general--I'm not saying overall trend, but there is an interest in the marketplace in bringing together the types of assessments that are done into kind of single kind of aggregated contract vehicles. That's important because it benefits a company like MAXIMUS, where historically individual, kind of more niche-y assessments might have been done by smaller specialized local providers. When they get aggregated into a single component, it plays well to the strengths of a company like ours that has capabilities across multiple assessment types. So, I hope that gives you a little more depth in that area. Anything further, Frank? Frank Sparacino: No. I'm sorry. Thank you. Bruce Caswell: Okay. Rich Montoni: Thank you, Frank. Next question, please? Operator: Thank you. Our final question is a follow up from Richard Close with Canaccord Genuity. Please proceed with your question. Richard, are you on mute? Richard Close: Yeah. Thanks. I think this was already sort of asked through Jamie's question in terms of partnering maybe on the telehealth. But maybe, Rick and Bruce, if you can comment in terms of the level of investment that you have to do with respect to digital and then the clinical evolution. Should we see any significant increase there in terms of CapEx? Rick Nadeau: Richard, I'll go first and then we'll let Bruce follow up. You know, I think the answer is no to that. I think when we talk investment, I think it's not just CapEx. It's also operational--operating expenses that impact that. And I think also, you need to also appreciate that when we make investments in this area, the paybacks can be pretty quick in some circumstances.

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 24 You're doing significant process reengineering. It's not just spending money. It's actually the commitment on the part of the workforce working on a specific contract as they reengineer the processes and make them more mechanized, if you will. Bruce? Bruce Caswell: I think the only dimension I would add is that we--when we make investments, we're always looking, as I said earlier, to see how that platform that we've acquired gives us the opportunity to get into some adjacent markets and adjacent areas. And I think, you know, as we commented earlier, we are pleased to have the ability to combine with Revitalised last year because, not only do they bring capabilities in the well-being area, but they enable us to address some of those adjacencies. So, that's an example of an investment, if you will, that with some further investment to augment it, can enable that movement into an adjacent market. And then lastly, obviously I guess you'd put in the overall category--it doesn’t fit CapEx, but our M&A program, obviously, would seek to address the opportunities that we've spoken to as well. Rich Montoni: Good. This is Rich, Richard. I would add the following closing commentary. I agree with both Rick and Bruce, and the answer is likely we'll not involve a significant amount of additional CapEx. However, there are situations, opportunities, where there could be a fair amount of additional CapEx. I think they're more situation specific, opportunity specific. And frankly, if it did require additional capital, we would pursue it knowing comfortably that it represented some pretty significant long-term growth to the company. So, I would view it as good news. Richard Close: Great. Thank you. Rich Montoni: Okay. Lisa Miles: Thanks, Richard. Rich Montoni: Next question, please? Operator: Our next question comes from Rohan Abrol with KeyBanc Capital Markets. Please proceed with your question. Rohan Abrol: Hi. How are you? Just--I'm on for Don. Wanted to ask, on telehealth specifically, some of the legislative moving parts. Are there any that you're specifically focused on, perhaps the CONNECT Act, the Rural Broadband Act, or I guess more pertinent right now would be the CHRONIC Care Act? Any commentary on specifics around those?

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 25 Bruce Caswell: Around those--Rohan, thank you. It's Bruce. Around those specific acts, no direct commentary, I guess I would say. If anything, we've been very focused on the budget situation, and have some optimism that, with the likelihood, and we'll knock wood here, of a two year agreement being reached prior to this evening, that that will provide some stability and certainty to our clients in the federal space, as well as have a good trickle down effect to the state marketplace. As you may be familiar, in the bill that passed the Senate, CHIP has been reauthorized and funded for 10 years, which is a nice four year extension to the six years that was previously covered. It'll be nice not to have to be talking about CHIP every week. And in addition to that, there are some interesting things. The Medicare Special Needs Programs, or SNPs, are extended for part C, for--and that's the managed care competent of Medicare. That's about a million beneficiaries that will have extended, you know, coverage through that vehicle, if you will. And obviously, since we handle appeals in the Medicare programs that provides a bit more visibility and stability as it relates to that area. Then it's still early days to try to read the tea leaves on what some of other indicators in the budget bill might mean. There's discussions in there about the Veterans Administration, for example, and some of the stabilization efforts there. So, we'll continue to watch. I think if anything, overall it's good now for agencies to have a little more visibility and certainty and stability. And so, if there are areas where they've been holding back RFPs or not progressing major transformation initiatives and now they have, you know, some budget certainty, I think you're more likely to see some movement in that area. Hope that helps. Rohan Abrol: Understood. I appreciate that. And then I guess lastly for me is, given your international exposures, is it fair to extrapolate that this I guess telehealth digital strategy could be applied as well in the countries you operate in outside the U.S.? Bruce Caswell: The short answer, remarkably for me, is yes. Rohan Abrol: Okay, understood. Thank you. Rich Montoni: Thanks, Rohan. Next question, please?

MAXIMUS Fiscal 2018 First Quarter Conference Call February 08, 2018 Page 26 Operator: Thank you. Ladies and gentlemen, we have reached the end of our question and answer session and out are--and are out of time for today's call. MAXIMUS thanks for your time and participation. You may disconnect your lines at this time, and have a wonderful day.